EXHIBIT 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT:
Pamela Marsh (626) 535-8465 Meg Wade (626) 535-5905
INDYMAC BANCORP ANNOUNCES RECORD QUARTERLY EPS OF $1.49, UP 20%
— Company Reports Record Quarterly Mortgage Production of $20.1 Billion —
— Board of Directors Increases Quarterly Cash Dividend 20% to $0.48 —
PASADENA, Calif. – July 27, 2006 – – IndyMac Bancorp, Inc. (NYSE: NDE) (“Indymac®” or the “Company”), the holding company for IndyMac Bank, F.S.B. (“Indymac Bank®”), today reported net earnings of $105 million or $1.49 per share for the second quarter of 2006, compared with net earnings of $82 million, or $1.24 per share in the second quarter of 2005, representing increases of 28 percent in net earnings and 20 percent in earnings per share. The 2005 amounts have been retrospectively adjusted to reflect the stock option expenses due to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment. Indymac has also filed its quarterly report on Form 10-Q for the second quarter with the Securities and Exchange Commission. The Form 10-Q is available on Indymac’s Website at www.indymacbank.com.
Highlights of the Second Quarter 2006 Compared with Second Quarter 2005
•	Record net revenues of $377.1 million, up 31 percent.

•	Record net earnings of $104.7 million, up 28 percent.

•	Record EPS of $1.49, up 20 percent.

•	ROE of 24 percent, compared to 25 percent last year.

•	Total assets of $23.8 billion, up 22 percent.

•	Record mortgage loan production of $20.1 billion, up 41 percent.

•	Mortgage market share of 2.96 percent, up approximately 64 percent based on the MBA’s July 2006 Mortgage Finance Forecast.

•	Record pipeline of mortgage loans in process of $12.5 billion at June 30, 2006, up 29 percent.

•	Record portfolio of loans serviced for others of $110 billion at June 30, 2006, up 73 percent.

•	Record total number of consumer customers of 702,000, up 46 percent.

•	Non-performing assets as a percent of total assets of 0.49 percent, compared to 0.38 percent a year ago, and net charge-offs of $1.6 million, down from $1.8 million last year.

•	Efficiency ratio of 54 percent, compared to 53 percent a year ago, and total expenses to loan production of 99 basis points, improving from 104 basis points last year.
“We are very pleased to have achieved a number of records this quarter, particularly in relation to the second quarter of 2005 given that over the last year the operating environment has become more challenging for mortgage lenders as the Federal Reserve has raised short-term rates 200 basis points and mortgage rates climbed to the highest level since 2002. Our ability to achieve record results despite these adverse trends again demonstrates the strength of our hybrid thrift/mortgage banking business model and our ability to execute on it,” said Michael W. Perry, Indymac’s Chairman and Chief Executive Officer.
“The key to our success has been our ability to grow production and assets with accretive deployment of capital, principally from retained earnings and excess capital. Over the last year we deployed an additional $557 million of capital into our profit generating businesses, a 53 percent increase in comparison with the second quarter of last year, from $1.05 billion to $1.61 billion. This generated a strong return on equity of 24 percent.,” stated Perry
“While our mortgage volumes were at a record level for the 9th consecutive quarter, they were essentially flat compared with the first quarter and we are redoubling our efforts to profitably gain market share,” noted Richard Wohl, Indymac’s President. “In keeping with this goal, our mortgage pipeline was at an all-time record level of $12.5 billion as of June 30, up 7 percent from the first quarter of 2006 and up 29 percent year over year, boding well for our mortgage production volumes and profits for the third quarter.”
With respect to 2006 guidance, Indymac’s Chief Financial Officer Scott Keys added, “In light of our continued strong performance this quarter, we are reiterating our previously issued forecast of earnings of $5.00 to $5.40 per share, although we feel more confident that we will finish the year above the mid-point of this range.”

Quarterly Cash Dividend Increased
Based on Indymac’s strong operating performance and financial position — including earnings, capital and liquidity — and its commitment to shareholder value, Indymac’s Board of Directors increased the cash dividend to $0.48 per share. This represents an increase of 20 percent from the dividend declared and paid in the third quarter last year. The cash dividend is payable Sept. 7, 2006, to shareholders of record on Aug. 10, 2006.
Conference Call
On Thursday, July 27, 2006, at 11:00 a.m. EDT (8:00 a.m. PDT), Michael W. Perry, Chairman and Chief Executive Officer, will host a live Web cast and conference call to discuss the results of the second quarter in greater detail, followed by a question and answer session. A slide presentation will accompany the Web cast/conference call and can be accessed along with Indymac’s Form 10-Q via Indymac Bank’s home page at www.indymacbank.com.
If you would like to participate:
•	Internet Web cast access is available at: www.indymacbank.com

•	The telephone dial-in number is (800) 500-0920 or (719) 457-2669 (international) access code #1285043; and

•	The replay number is (888) 203-1112 or (719) 457-0820 (international) access code #1285043.
To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning two hours after the call on July 27, 2006, through 1:00 a.m. EDT on August 2, 2006, and will be available on Indymac’s Website at www.indymacbank.com.
About Indymac Bank
     IndyMac Bancorp, Inc. (NYSE: NDE) (Indymac®) is the holding company for IndyMac Bank, F.S.B. (Indymac Bank®), the largest savings and loan in Los Angeles and the 7th largest mortgage originator in the nation. Indymac Bank, operating as a hybrid thrift/mortgage banker, provides cost-efficient financing for the acquisition, development, and improvement of single-family homes. Indymac also provides financing secured by single-family homes and other banking products to facilitate consumers’ personal financial goals.

With an increased focus on building customer relationships and a valuable consumer franchise, Indymac is committed to becoming a top six mortgage lender in the U.S. by 2010, while maintaining annualized earnings per share growth in excess of 15 percent. The company is dedicated to constantly raising expectations and conducting itself with the highest level of ethics.
For more information about Indymac and its affiliates, or to subscribe to the company’s Email Alert feature for notification of company news and events, please visit http://about.indymacbank.com/investors.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, the effect of economic and market conditions including industry volumes and margins; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the credit risks with respect to our loans and other financial assets; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of Indymac’s growth plans and ability to gain market share in a significant market transition; the impact of disruptions triggered by natural disasters; pending or future legislation, regulations or litigation; and other risk factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.
While all of the above items are important, the highlighted items represent those that, in management’s view, merit increased focus given current conditions.
CONTACT: IndyMac Bancorp, Inc.
Pam Marsh, 626/535-8465 pam.marsh@indymacbank.com
Meg Wade, 626/535-5905 meg.wade@indymacbank.com